Exhibit 21.1

Movella, Inc.

List of Subsidiaries

The following are significant subsidiaries of Movella, Inc. as of September 27, 2022 and the jurisdictions in which they are organized. Movella Inc. owns, directly or indirectly, at least 99% of the voting securities of the subsidiaries included below. The names of particular subsidiaries have been omitted because, considered in the aggregate as a single subsidiary, they would not constitute, as of the end of the year covered by this report, a “significant subsidiary” as that term is defined in Rule 1-02(w) of Regulation S-X under the Securities Exchange Act of 1934.

Subsidiary	Jurisdiction
mCube HK Limited	Hong Kong

Hygealeo Co. Ltd*

Movella Technet Co. Ltd.

Movella Taiwan Co., Ltd

Movella Holdings B.V.

Kinduct Technologies Inc.

Movella Technologies B.V.

MXKHS Technologies India Private Ltd

Movella Technologies NA Inc.

Qingdao, China Shanghai-Jiading Taiwan Netherlands Canada Netherlands India Delaware, USA

*	Movella, Inc. holds a 60% interest in Hygealeo Co. Ltd.